Form 3 – Joint Filer Information

Exhibit 99-1

Name:	Metropolitan Life Insurance Company*
Address:	10 Park Avenue, P.O. Box 1902, Morristown, New Jersey 07962

Designated Filer:	Daniel F. Scudder Assistant General Counsel Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Energy Capital Corp. (“TYY”)
Date of Event Requiring Statement:	April 26, 2011

Signature: /s/Daniel F. Scudder
Daniel F. Scudder, Assistant General Counsel

*Metropolitan Life Insurance Company as a direct owner/purchaser of $21,800,000, including:

        -$15,800,000 (6.02% Senior Note, Series F Due June 17, 2013); and
        -6,000,000 (3.88% Senior Note, Series H Due June 15, 2016).